               AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

   This Amendment No. 3 to the Investment Advisory Agreement (the "Agreement") dated December 8, 2000, as amended on January 1, 2003 and August 11, 2005, by and between Met Investors Advisory Corp. (now known as Met Investors Advisory
LLC) (the "Manager") and Lord, Abbett & Co. LLC (the "Adviser") with respect to the Lord Abbett Growth and Income Portfolio ("Portfolio"), is entered into effective the 1st day of January, 2006.

   WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

   WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

   NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

   1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                                          Percentage of average daily net assets
                                        -----------------------------------------------------
Lord Abbett Growth and Income Portfolio 0.35% of first $300 million of such assets, plus
                                        0.30% of such assets over $300 million up to $900
                                        million, plus 0.25% of such assets over $900
                                        million up to $1.2 billion, plus 0.20% of such assets
                                        over $1.2 billion.

   2. All other terms and conditions of the Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of January, 2006.

                                              MET INVESTORS ADVISORY LLC

                                              By:
                                                  -----------------------------
                                                       Authorized Officer

                                              LORD, ABBETT & CO. LLC

                                              By:
                                                  -----------------------------
                                                       Authorized Officer